                         SCHEDULE 14A INFORMATION

         Proxy Statement Pursuant to Section 14(a) of the Securities
                          Exchange Act of 1934

Filed by the Registrant  [X]
Filed by a Party other than the Registrant  [ ]

Check the appropriate box:
[ ]  Preliminary Proxy Statement          [ ] Confidential, for use of the
[X]  Definitive Proxy Statement               Commission only
[ ]  Definitive Additional Materials
[ ]  Soliciting Material pursuant to Rule 14a-11c  or Rule 14a-12


                    MATTHEWS INTERNATIONAL CORPORATION
              ----------------------------------------------
             (Name of Registrant as Specified In Its Charter)


   ----------------------------------------------------------------------
  (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):
[X] No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(I)(4) and 0-11.
    1) Title of each class of securities to which transaction applies:
                                                                      ------
    2) Aggregate number of securities to which transaction applies:
                                                                   ---------
    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
                                          ----------------------------------
    4) Proposed maximum aggregate value of transaction:
                                                       ---------------------
    5) Total fee paid:
                      ------------------------------------------------------

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
    1) Amount Previously Paid:
                              ----------------------------------------------
    2) Form, Schedule or Registration Statement No.:
                                                    ------------------------
    3) Filing Party:
                    --------------------------------------------------------
    4) Date Filed:
                  ----------------------------------------------------------

MATTHEWS INTERNATIONAL CORPORATION




                                                      2001

                                                      NOTICE

                                                      OF

                                                      ANNUAL

                                                      MEETING

                                                      AND

                                                      PROXY

                                                      STATEMENT

                                         Matthews International Corporation
                                         Corporate Office
                                         Two NorthShore Center
                                         Pittsburgh, Pennsylvania 15212-5851
                                         412.442.8200       Fax 412.442.8290




                                   Notice of
                        ANNUAL MEETING OF SHAREHOLDERS
                          To be held February 15, 2001



To Our Shareholders:

The Annual Meeting of the Shareholders of Matthews International Corporation will be held at 6:00 PM on Thursday, February 15, 2001 at Sheraton Station Square, Seven Station Square Drive, Pittsburgh, Pennsylvania, for the purpose of considering and acting upon the following:

1.  To elect three Directors of the Company for a term of three years.

2. To ratify the appointment of PricewaterhouseCoopers LLP as independent certified public accountants to audit the records of the Company for the fiscal year ending September 30, 2001.

3.  To transact such other business as may properly come before the meeting.

Shareholders of record as of December 31, 2000 will be entitled to vote at the Annual Meeting or any adjournments thereof.

Please indicate on the enclosed proxy card whether you will or will not be able to attend this meeting. Return the card in the enclosed envelope as soon as possible. If you receive more than one proxy card (for example, because you own Class A and Class B Common Stock, or you own common stock in more than one account), please be sure to complete and return all of them.

We hope you can be with us for this important occasion.


                                                      Sincerely,


                                                      Edward J. Boyle


                                                      Edward J. Boyle
                                                      Corporate Secretary

January 15, 2001

                    Matthews International Corporation
                           Two NorthShore Center
                        Pittsburgh, PA 15212 - 5851
                              412 / 442-8200

                              PROXY STATEMENT

The accompanying proxy is solicited by the Board of Directors of the Company whose principal executive offices are located at Two NorthShore Center, Pittsburgh, Pennsylvania 15212. This Proxy Statement and the accompanying proxy were first released to shareholders on January 15, 2001.

Execution of the proxy will not affect a shareholder's right to attend the meeting and vote in person. Any shareholder giving a proxy has the right to revoke it at any time before it is voted by giving notice to the Corporate Secretary or by attending the meeting and voting in person.

Matters to be considered at the Annual Meeting are those set forth in the accompanying notice. Shares represented by proxy will be voted in accordance with instructions. In the absence of instructions to the contrary, the proxy solicited will be voted for the proposals set forth.

Management does not intend to bring before the meeting any business other than that set forth in the Notice of Annual Meeting of Shareholders. If any other business should properly come before the meeting, it is the intention of Management that the persons named in the proxy will vote in accordance with their best judgment.


                    OUTSTANDING STOCK AND VOTING RIGHTS

The Company has two classes of stock outstanding: Class A Common Stock, par value $1.00 per share, and Class B Common Stock, par value $1.00 per share. Together, these two classes are referred to as the "Common Stock."

Each outstanding share of Class A Common Stock of the Company entitles the holder to one vote, and each outstanding share of Class B Common Stock entitles the holder to ten votes, upon any business properly presented at the shareholders' meeting. Cumulative voting is not applicable to the election of directors.

The Board of Directors of the Company has established December 31, 2000 as the record date for shareholders entitled to vote at the Annual Meeting. The transfer books of the Company will not be closed. A total of 13,453,509 shares of Class A Common Stock, and 1,967,412 shares of Class B Common Stock are outstanding and entitled to vote at the meeting.

Abstentions and broker non-votes have no effect on any proposal to be voted upon. Broker non-votes as to any matter are shares held by brokers and other nominees which are voted at the meeting on matters as to which the nominee has discretionary authority, but which are not voted on the matter in question because the nominee does not have discretionary voting authority as to such matter.

             GENERAL INFORMATION REGARDING CORPORATE GOVERNANCE


Board of Directors

The Board of Directors is the ultimate governing body of the Company. As such, it functions within a framework of duties and requirements established by statute, government regulations and court decisions. In carrying out their responsibilities, directors are expected to perform their duties in good faith and with the diligence, care and skill which ordinarily prudent people would exercise under similar circumstances.

Generally, the Board of Directors reviews and confirms the basic objectives and broad policies of the Company, approves various important transactions, appoints the officers of the Company and monitors Company performance in key results areas. Management is accountable to the Board of Directors for the satisfactory conduct of the day-to-day business of the Company.

Management is responsible for providing the Board of Directors with adequate support, services and resources, together with thorough information, reports and analyses concerning the Company's principal activities and plans. In addition, the Board of Directors has the power, in its discretion, to employ the services of outside consultants and is free to have discussions and interviews with personnel of the Company and others as it deems appropriate and helpful to its work.


Board Composition

The Restated Articles of Incorporation of the Company provide that the Board of Directors has the power to set the number of Directors constituting the full Board, provided that such number shall not be less than five nor more than fifteen. Until further action, the Board of Directors has fixed the number of directors constituting the full Board at seven, divided into three classes. The terms of office of the three classes of Directors end in successive years.

During fiscal year 2000, there were five regularly scheduled meetings of the Board of Directors.


Board Committees

There are three standing committees appointed by the Board of Directors -- the Executive, Audit and Compensation Committees.

Management has the same responsibility to each committee as it does to the Board of Directors with respect to providing adequate staff services and information. Furthermore, each committee has the same power as the Board of Directors to employ the services of outside consultants and to have discussions and interviews with personnel of the Company and others.

The principal functions of the three standing committees are summarized as follows:

Executive Committee

The Executive Committee is appointed by the Board of Directors to have and exercise during periods between Board meetings all of the powers of the Board of Directors, except that the Executive Committee may not elect directors, change the membership of or fill vacancies in the Executive Committee, change the By-laws of the Company or exercise any authority specifically reserved by the Board of Directors. Among the functions customarily performed by the Executive Committee during periods between Board meetings are the approval, within limitations previously established by the Board of Directors, of the principal terms involved in sales of securities of the Company, and such reviews as may be necessary of significant developments in major events and litigation involving the Company. In addition, the Executive Committee is called upon periodically to provide advice and counsel in the formulation of corporate policy changes and, where it deems advisable, make recommendations to the Board of Directors.

The Executive Committee holds meetings at such times as are required. During fiscal year 2000, the Executive Committee met a total of six times. The
Chairman of the Executive Committee is David M. Kelly.    The membership of
the Committee from October 1, 1999 until April 20, 2000 consisted of Mr. Kelly and David J. DeCarlo. The membership of the Committee since April 20, 2000 consisted of Messrs. Kelly, DeCarlo and Thomas N. Kennedy.


Audit Committee

The principal function of the Audit Committee is to endeavor to assure the integrity and adequacy of financial statements issued by the Company. It is intended that the Audit Committee will review internal auditing systems and procedures as well as the activities of the public accounting firm performing the external audit.

The Committee members are John P. O'Leary, Jr. (Chairman), William J. Stallkamp and Robert J. Kavanaugh. During fiscal year 2000, the Audit Committee met twice.


Compensation Committee

The principal function of the Compensation Committee, the members of which are William J. Stallkamp (Chairman), Robert J. Kavanaugh and John D. Turner, is to review periodically the suitability of the remuneration arrangements (including benefits), other than stock remuneration, for the principal executives of the Company. A subcommittee of the Compensation Committee, the Stock Compensation Committee, the members of which are Messrs. Stallkamp (Chairman), Kavanaugh and Turner, consider and grant stock remuneration and administer the Company's 1992 Stock Incentive Plan. The Compensation Committee met five times during fiscal year 2000.


Meeting Attendance

Under the applicable rules of the Securities and Exchange Commission, the Company's Proxy Statement is required to name those directors who during the preceding year attended fewer than 75% of the total number of meetings held by the Board and by the Committees of which they are members. During fiscal year 2000, all directors attended more than 75% of such meetings for which they were eligible.

Compensation of Directors

Pursuant to the Director Fee Plan, directors who are not also officers of the Company each receive as an annual retainer fee shares of the Company's Class A Common Stock equivalent to approximately $16,000. In addition, each such director is paid $1,000 for every meeting of the Board of Directors attended and (other than a Chairman) $500 for every committee meeting attended. The Chairman of a committee of the Board of Directors is paid $700 for every committee meeting attended. Directors may also elect to receive the common stock equivalent of meeting fees. Each director may elect to be paid these shares on a current basis or have such shares credited to a deferred stock account as phantom stock, with such shares to be paid to the director subsequent to leaving the Board. No other remuneration is otherwise paid by the Company to any director for services as a director.





                                 PROPOSAL 1

                           ELECTION OF DIRECTORS

Nominations for election to the Board of Directors may be made by the Board of Directors or by the shareholders. Messrs. David J. DeCarlo, Robert J. Kavanaugh and John P. O'Leary, Jr., whose terms of office are expiring, have been nominated by the Board to serve for three-year terms that will end in 2004. Nominations made by the shareholders shall be made in writing in accordance with Section 6.1 of the Restated Articles of Incorporation. No such nominations have been received.

The Board of Directors has no reason to believe that any of the nominees will become unavailable for election. If a nominee should become unavailable prior to the meeting, the accompanying proxy will be voted for the election in his place of such other person as the Board of Directors may recommend.

The Board of Directors recommends that you vote FOR the election of Directors.

The following information is furnished with respect to the three persons nominated by the Board of Directors for election as a director and with respect to the continuing directors.



The Nominees

David J. DeCarlo, age 55, is President, Bronze Division and has been a Director of the Company since 1987. He was elected President, Bronze Division in November 1993. Mr. DeCarlo received a Bachelor of Science Degree in Industrial Management from West Virginia University in 1967, a Master of Arts Degree in Economics and Statistics from the University of Pennsylvania in 1970, and an M.B.A. in Finance from the University of Pennsylvania Wharton School of Finance in 1971 where he also completed all the required courses for a Ph.D. in Applied Economics and Finance. Prior to joining Matthews, Mr. DeCarlo held various management positions with Reynolds Aluminum Company, Westinghouse Electric Corporation, and Joy Manufacturing Company where his last position was Vice President of Field Operations.

Robert J. Kavanaugh, age 63, has been a Director of the Company since 1998. Mr. Kavanaugh is a retired partner of the Pittsburgh office of Arthur Andersen LLP, an accounting firm. Mr. Kavanaugh has more than 38 years of experience assisting clients in numerous industries and has extensive experience in public reporting, SEC related matters, and mergers and acquisitions.
Mr. Kavanaugh served as the advisory partner to a number of major clients, both public and private. Mr. Kavanaugh retired from Arthur Andersen LLP in August 1996.

John P. O'Leary, Jr., age 54, has been a Director of the Company since 1992. Mr. O'Leary is President and Chief Executive Officer of Tuscarora Incorporated, the nation's largest producer of custom-molded foam plastic products. He also serves as a member of Tuscarora's Board of Directors. Immediately prior to taking over as President and Chief Executive Officer, Mr. O'Leary served as President of Western Division operations and was responsible for overseeing the operation of 12 profit centers located throughout the Midwest and South. Mr. O'Leary holds a Masters in Business Administration from the University of Pennsylvania Wharton School of Business and received a Bachelor's Degree in Economics from Gettysburg College. He currently serves on the Board of Directors of the Beaver County Corporation of Economic Development and Beaver County Educational Trust. Mr. O'Leary is a Trustee of Gettysburg College.




Continuing Directors

David M. Kelly, age 58, was elected Chairman of the Board on March 15, 1996. He joined Matthews on April 3, 1995 as President and Chief Operating Officer and was appointed Chief Executive Officer on October 1, 1995. Prior to his employment with Matthews, Mr. Kelly was employed by Carrier Corporation for 22 years. During that time, his positions included Marketing Vice President for Asia Pacific; President of Japanese Operations; Vice President, Manufacturing; President of North American Operations; and Senior Vice President for Carrier's residential and light commercial businesses. Mr. Kelly received a Bachelor of Science in Physics from Boston College in 1964, a Master of Science degree in Molecular Biophysics from Yale University in 1966, and a Master of Business Administration from Harvard Business School in 1968. He is Chairman of the Executive Committee and the Jas. H. Matthews & Co. Educational and Charitable Trust, a member of the Pension Board, and serves on the boards of various subsidiaries of Matthews International Corporation. Mr. Kelly is a member of the Board of Directors of Mestek, Inc., Elliott Company and the United Way of Allegheny County.

Thomas N. Kennedy, age 65, has been a Director of the Company since 1987. He was Senior Vice President, Chief Financial Officer and Treasurer of the Company until his retirement from Matthews effective December 1, 1995. Mr. Kennedy had been employed by the Company since 1972. He was elected Treasurer in 1974 and Vice President - Treasurer in 1986. Mr. Kennedy received a Bachelor of Business Administration from the University of Pittsburgh in 1958.

William J. Stallkamp, age 61, has been a Director of the Company since 1981. Mr. Stallkamp was a Vice Chairman of Mellon Financial Corporation in Pittsburgh, PA and Chairman of Mellon PSFS in Philadelphia, PA until his retirement on January 1, 2000. Currently, he is a fund advisor at Safeguard Scientifics, Inc. He received a Bachelor of Science Degree in Business Administration from Miami University of Oxford, Ohio. He serves as a Director of Destiny WebSolutions, Inc., United Concordia Companies, Inc., Akcelerant Holdings, Inc. and Highmark Blue Cross/Blue Shield. He also serves on the Board of Directors for YMCA of Philadelphia and Vicinity, the Southeastern Pennsylvania Chapter of the American Red Cross, the Pennsylvania Academy of Fine Arts, the Franklin Institute and Gwynedd - Mercy College.

John D. Turner, age 54, was elected to the Board of Directors of the Company in April 1999. Mr. Turner has been Executive Vice President of The LTV Corporation and President of LTV Copperweld, a manufacturer of tubular and bimetallic wire products, since November 1999. Mr. Turner was formerly President and Chief Executive Officer of Copperweld Corporation. He joined Copperweld in 1984 as Group Vice President - Marketing & Sales and later held the positions of Group Vice President - Specialty Bar & Tubing and Executive Vice President. Mr. Turner received a Bachelor's Degree in Biology from Colgate University. He currently serves on the Advisory Board of Shenango, Inc., Coalition of Christian Outreach, and Greater Pittsburgh Council, Boy Scouts of America. Mr. Turner is also a member of the Carnegie Mellon Board of Trustees and the Board of Directors of the Fellowship of Christian Athletes. He also serves on the national Board of Directors of the Council of Leadership Foundations.

The term for each nominee and each Director is listed below:

                                                 Term to expire at Annual
Nominees                                        Meeting of Shareholders in:

David J. DeCarlo                                           2004
Robert J. Kavanaugh                                        2004
John P. O'Leary, Jr.                                       2004


Continuing Directors

David M. Kelly                                             2002
John D. Turner                                             2002

Thomas N. Kennedy                                          2003
William J. Stallkamp                                       2003

                                PROPOSAL 2

                           SELECTION OF AUDITORS

The Board of Directors of the Company, upon recommendation of the Audit Committee, has appointed PricewaterhouseCoopers LLP as independent certified public accountants to audit the records of the Company for the year ending September 30, 2001.

The Board of Directors has determined that it would be desirable to request an expression of opinion from the shareholders on the appointment. Ratification of the appointment of PricewaterhouseCoopers LLP requires the affirmative vote of a majority of all the votes cast by shareholders of Common Stock entitled to vote at the meeting. If the shareholders do not ratify the selection of PricewaterhouseCoopers LLP, the selection of alternative independent certified public accountants will be considered by the Board of Directors.

It is not expected that any representative of PricewaterhouseCoopers LLP will be present at the Annual Meeting of Shareholders.

The Board of Directors recommends that you vote FOR Proposal 2.




                             OTHER INFORMATION

Certain Reportable Transactions

The Securities and Exchange Commission requires disclosure of certain business transactions or relationships between the Company, or its subsidiaries, and other organizations with which any of the Company's directors are affiliated as an owner, partner, director, officer or employee. Briefly, disclosure is required where such a business transaction or relationship meets the standards of significance established by the Securities and Exchange Commission with respect to the types and amounts of business transacted. The Company is aware of no transaction requiring disclosure pursuant to this item during the past fiscal year.


Stock Ownership

The Company's Articles of Incorporation divide its voting stock into three classes: Preferred Stock and Class A and Class B Common Stock. At the present time, none of the Preferred Stock is issued or outstanding. The following information is furnished with respect to persons who the Company believes, based on its records, beneficially own more than five percent of the outstanding shares of Class A and Class B Common Stock of the Company, and with respect to directors, officers and executive management. Those individuals with more than five percent of such shares could be deemed to be "control persons" of the Company.

This information is as of November 30, 2000.

                           Number of                   Number of
                        Class A Shares              Class B Shares
    Name of              Beneficially     Percent    Beneficially     Percent
Beneficial Owner (1)       Owned (2)      of Class     Owned (2)      of Class
----------------        --------------    --------  --------------    --------
Directors, Officers and Executive Management:
--------------------------------------------
D.M. Kelly                  224,437 (3)      1.6%        36,000          1.8%
E.J. Boyle                   57,083 (3)      0.4         18,750          1.0
D.J. DeCarlo                166,667 (3)      1.2        289,910         14.7
R.J. Kavanaugh                1,000           *           None            -
L.W. Keeley, Jr.                246 (3)       *           None            -
T.N. Kennedy                 30,000          0.2          None            -
J.P. O'Leary, Jr.            13,450          0.1          None            -
R.J. Schwartz                48,059 (3)      0.4          None            -
W.J. Stallkamp                7,200           *           None            -
J.D. Turner                   2,000           *           None            -
All directors, officers
 and executive management
 as a group (12 persons)    571,398 (3)      4.1        361,860         18.4

Others:
------
D. Majestic                   None            -         252,000         12.8
T. Rowe Price
 Associates, Inc.
 100 East Pratt Street
 Baltimore, MD 21202      1,452,700         10.8          None            -
Ariel Capital
 Management, Inc.
 307 North Michigan Ave.
 Chicago, IL 60601        1,072,755          8.0          None            -
Lord, Abbett & Co.
 767 Fifth Avenue
 New York, NY 10153         885,390          6.6          None            -
Neuberger Berman, LLC
 605 Third Avenue
 New York, NY 10158         819,431          6.1          None            -

 *   Less than 0.1%
(1) Unless otherwise noted, the mailing address of each beneficial owner is the same as that of the Registrant.
(2) The nature of the beneficial ownership for all shares is sole voting and investment power, except as follows:
       Mr. Stallkamp has sole voting power except for 200 Class A shares held by Mr. Stallkamp as custodian under UTMA for a son. Mr. Schwartz has sole voting power except for 40 Class A shares held by Mr. Schwartz as custodian for a daughter.
       Shares held by T. Rowe Price Associates, Inc. ("Price Associates") are owned by various individual and institutional investors, including
         T. Rowe Price Small-Cap Stock Fund, Inc. which owns 896,000 shares, which Price Associates serves as investment advisor with power to direct investments and/or sole power to vote the shares. For purposes of the reporting requirements of the Securities Exchange
         Act of 1934, Price Associates is deemed to be a beneficial owner of such shares; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such shares. Price Associates has sole dispositive power for 1,452,700 shares and sole voting power for 387,700 shares.

       Ariel Capital Management, Inc. has no beneficial interest in any of the 1,072,755 shares owned. Ariel Capital Management, Inc. holds the shares solely for its clients of whom none of them individually owns 5% or more of Matthews International Corporation common stock. Ariel Capital Management, Inc., in its capacity as investment advisor, has sole voting power for 1,013,155 shares and sole investment discretion for 1,072,755 shares.
       Lord, Abbett & Co. is an investment advisor for various accounts and, as such, disclaims beneficial ownership of shares.
       Neuberger Berman, LLC ("Neuberger"), as a registered investment advisor, may have discretionary authority to dispose of or vote shares that are under its management. As a result, Neuberger may be deemed to have beneficial ownership of such shares. Neuberger does not, however, have any economic interest in the shares. Its clients are the actual owners of the shares and have the sole right to receive and the power to direct the receipt of dividends from or proceeds from the sale of such shares. Neuberger Berman Inc. is the parent holding company and owns 100% of Neuberger Berman, LLC and Neuberger Berman Management, Inc. Of the shares set forth in the table, Neuberger had shared dispositive power with respect to 819,431 shares, sole voting power with respect to 423,431 shares and shared voting power on 396,000 shares. With regard to the shared voting power, Neuberger Berman Management, Inc. and Neuberger Berman Funds are deemed to be beneficial owners for purpose of Rule 13(d) since they have shared power to make decisions whether to retain or dispose of the shares. Neuberger is the sub-advisor to the above referenced Funds. It should be further noted that the aforementioned shares are also included with the shared power to dispose calculation.
(3) Includes options exercisable within 60 days of November 30, 2000 as follows: Mr. Kelly, 181,000 shares; Mr. Boyle, 39,333 shares;
     Mr. DeCarlo, 166,667 shares; Mr. Schwartz, 36,667 shares; Mr. Keeley, no shares; and all directors, officers and executive management as a group, 438,334 shares.


Changes in Control:

The Company knows of no arrangement which may, at a subsequent date, result in a change in control of the Company.


Executive Management

The Executive Management of the Company as of December 31, 2000 was as
follows:
                              Year First
                              Elected as
Name                    Age   an Officer   Positions with Registrant
----                    ---   ----------   -------------------------
David M. Kelly           58      1995      President and Chief Executive
                                           Officer
Edward J. Boyle          54      1991      Vice President, Accounting &
                                           Finance, Treasurer and Secretary
David J. DeCarlo         55      1986      President, Bronze Division
Brian J. Dunn            43      2000      President, Marking Products, North
                                           America
Lawrence W. Keeley, Jr.  39      2000      President, Graphic Systems Division
Steven F. Nicola         40      1995      Controller
Robert J. Schwartz       53      1998      Group President, Graphic Systems &
                                           Marking Products Divisions

During the past five years, the business experience of each executive officer named has been as reflected above or in a management capacity with the Company, except as follows: Mr. Dunn joined the Company in November 1998. Prior thereto, he was a regional sales manager for the Automation Division of Rockwell International Corporation. Mr. Keeley joined the Company in September 1999. Prior thereto, he was a Vice President for Container Graphics Corporation. Mr. Schwartz joined the Company in January 1997. Prior thereto, he was Vice President - Sales for Northeast Distributors, Inc., a distributor of air conditioning products.



Compensation of Executive Management and Retirement Benefits

The following table sets forth the individual compensation information for the fiscal years ended September 30, 2000, 1999 and 1998 for the Company's Chief Executive Officer and the four most highly compensated executives.


                           SUMMARY COMPENSATION TABLE

                                          Annual                Long-Term
                                       Compensation           Compensation
                                     -----------------   -----------------------
                                                           Awards       Payouts
                                                           ------       -------       All
                                                         Securities                  Other
Name of Individual                                       Underlying       LTIP      Compen-
and Principal Position      Year      Salary     Bonus     Options      Payouts      sation
----------------------      ----     -------    -------  ----------    ---------    -------
                                                  (1)     (Shares)        (2)         (3)
David M. Kelly              2000    $367,117   $360,585      None      $736,928     $   117
Chairman of the Board and   1999     329,618    339,298    275,000      734,737       None
Chief Executive Officer     1998     312,409    324,082     40,000      239,850       None

David J. DeCarlo            2000     236,095    163,498      None       761,709       1,492
Director and President,     1999     217,411    171,334    149,000      711,607       1,419
Bronze Division             1998     207,921    169,552      None       269,660       2,520

Edward J. Boyle             2000     160,232     94,876      None       190,292       2,142
Vice President,             1999     143,041     89,962     78,000      187,183       3,294
Accounting & Finance        1998     129,689     87,394     36,000       60,211       4,250

Robert J. Schwartz          2000     139,913     85,646      5,000      118,929       3,189
President, Marking          1999     126,577     80,952     10,000       55,464         747
Products Division           1998     118,323     75,177     32,000        None        1,038

Lawrence W. Keeley, Jr.     2000     156,169     55,402     20,000        None       35,795
President, Graphic
Systems Division



(1)  Includes the current portion of management incentive plan and supplemental management incentive payments and for Mr. Kelly in 1999 and 1998, an amount equal to his life insurance premium cost.  Until 2000, at his request, the Company did not provide life insurance for
     Mr. Kelly, but in lieu thereof paid to him annually the amount which the Company would have paid in premiums to provide coverage, considering his position and age.  Such amounts were not included in calculating other Company benefits for Mr. Kelly.  The amount paid to
     Mr. Kelly in lieu of life insurance for 1999 and 1998 was $4,100 each year.  The Company has adopted a management incentive plan for officers and key management personnel.
     Participants in such plan are not eligible for the Company's profit distribution plan.
     The incentive plan is based on improvement in divisional and Company economic value added and the attainment of established personal goals.  A portion of amounts earned are deferred by the Company and are payable with interest at a market rate over a two-year period contingent upon economic value added performance and continued employment during such period.
     See Long-Term Incentive Plans - Awards in Last Fiscal Year table.  In addition, payments include a supplement in amounts which are sufficient to pay annual interest expense on the outstanding notes of management under the Company's Designated Employee Stock Purchase Plan and to pay medical costs which are not otherwise covered by a Company plan.
(2)  Represents payments of deferred amounts under the management incentive plan.
(3)  Includes premiums for term life insurance and educational assistance for dependent children.  Each officer of the Company is provided term life insurance coverage in an amount approximately equivalent to three times his respective salary.  Educational assistance for dependent children is provided to any officer or employee of the Company whose child meets the scholastic eligibility criteria and is attending an eligible college or university.  Amounts reported in this column include only life insurance benefit costs except for Messrs. Boyle, Schwartz and Keeley.  Educational assistance amounts for
     Mr. Boyle in fiscal 2000, 1999 and 1998, respectively, were $1,200, $2,400 and $2,200.
     In 2000, Mr. Schwartz received $2,400 under the educational assistance program.  The amount reported in this column in 2000 for Mr. Keeley includes $35,592 for the reimbursement of relocation expenses.

The Summary Compensation Table does not include expenses to the Company of incidental benefits of a limited nature to executives including use of Company vehicles, club memberships, dues, or tax planning services. The Company believes such incidental benefits are in the conduct of the Company's business, but, to the extent such benefits and use would be considered personal benefits, the value thereof is not reasonably ascertainable and does not exceed, with respect to any individual named in the compensation table, the lesser of $50,000 or 10% of the annual compensation reported in such table.


             Long-Term Incentive Plans - Awards in Last Fiscal Year

                                           Performance          Estimated Future
                                            or Other             Payouts Under
                         Number              Period             Non-Stock Price-
                        of Shares             Until               Based Plans
                        or Other            Maturation          ----------------
Name                     Rights             or Payout               Maximum
-------------          ----------          -----------          ----------------
D.M. Kelly                 -                 2 Years               $ 370,982
D.J. DeCarlo               -                 2 Years                 195,084
E.J. Boyle                 -                 2 Years                  97,239
R.J. Schwartz              -                 2 Years                  38,004
L.W. Keeley, Jr.           -                 2 Years                   None


The Company has a management incentive plan based on improvement in divisional and
Company economic value added and the attainment of established personal goals.  A portion of amounts earned are deferred by the Company and are payable with interest at a market rate over a two-year period contingent upon economic value added performance and continued employment during such period.

                     Option/SAR Grants in Last Fiscal Year

                                                                       Potential Realized
                                                                        Value at Assumed
                                                                      Annual Rates of Stock
                                                                       Price Appreciation
                         Individual Grants (1)                           for Option Term
-------------------------------------------------------------------   ----------------------
                Number of      Percent of
                Securities   Total Options   Exercise
                Underlying     Granted to     or Base
                  Options     Employees in     Price     Expiration
Name              Granted     Fiscal Year    per Share      Date         5%            10%
-------------   ----------   -------------   ---------   ----------   --------      --------
D.M. Kelly          None           -             -           -           -             -
D.J. DeCarlo        None           -             -           -           -             -
E.J. Boyle          None           -             -           -           -             -
R.J. Schwartz       5,000         4.5%        $25.688     10/26/09    $ 80,774      $204,696
L.W. Keeley, Jr.   20,000        17.9          25.688     10/26/09     323,095       818,785

(1)  All options were granted at market value as of the date of grant.  Options are exercisable in various share amounts based on the attainment of certain market value levels of Class A Common Stock, but, in the absence of such events, are exercisable in full for a one-week period beginning five years from the date of grant.  In addition, options vest in one-third increments after three, four and five years, respectively, from the grant date (but, in any event, not until the attainment of the certain market value levels described above).  The options are not exercisable within six months from the date of grant and expire on the earlier of ten years from the date of grant, upon employment termination, or within specified time limits following voluntary employment termination (with consent of the Company), retirement or death.

                Aggregated Option Exercises in Last Fiscal Year
                       and Fiscal Year End Option Values

                                              Number of              Value of Unexercised
                  Shares                 Securities Underlying       In-the-Money Options
                 Acquired                 Unexercised Options         at Fiscal Year End
                    On       Value     --------------------------  --------------------------
Name             Exercise   Realized   Exercisable  Unexercisable  Exercisable  Unexercisable
-------------   ---------- ----------  -----------  -------------  -----------  -------------
D.M. Kelly       164,000   $3,238,188    104,334       441,666     $1,641,177   $2,652,071
D.J. DeCarlo     126,000    2,495,500     83,334       315,666      1,276,052    2,768,073
E.J. Boyle         None       None        13,667       141,333        209,276      819,316
R.J. Schwartz      None       None        16,000        79,000        225,125      740,561
L.W. Keeley, Jr.   None       None         None         20,000          None        73,750

Report of the Compensation Committee

The Company's executive compensation policies are administered by the Compensation Committee of the Board of Directors. The Committee consists of three independent, non-employee directors: Messrs. Stallkamp (Chairman), Kavanaugh and Turner. Executive compensation for the Company's chief executive officer and the four other most highly compensated executives is presented in the Summary Compensation Table.


Objectives and Policies

The Compensation Committee seeks to:
 .  Ensure that there is a strong linkage between executive compensation and the creation of shareowner value;
 .  Align the interests of the Company's executives with those of its stockholders through potential stock ownership;
 . Ensure that compensation and incentives are at levels which enable the Company to attract and retain high-quality executives.

Components of Compensation

The Company's executive compensation program presently is comprised of three elements: base salary, annual incentives (bonuses) and stock options. An executive compensation consulting firm is periodically engaged to provide comparative market compensation data. The Company endeavors to determine that executives' base salary levels and opportunities for incentive compensation are competitive in the marketplace.


Base Salary

The objective of the base salary policy is to provide income at a median level in comparison to a peer group and to reflect individual performance. An outside consulting firm specializing in such services is retained periodically to compare executives' responsibilities with a peer group of other corporations whose annual revenues range between $100 million and $250 million. Accordingly, base salaries of executives for calendar 2000 were increased over calendar 1999 to reflect competitive market pay practices.


Annual Incentive Compensation (Bonuses)

Annual incentive payments paid to executives in 2000 were based upon the improvement in economic value added over the prior two years' base. Economic value added is defined for this purpose as operating profit less the associated capital cost of operating assets. The incentive pools are determined based upon a percentage of absolute economic value added plus a percentage of the incremental economic value added over a two-year base. The incentive pools are distributed to individuals based upon each participant's target incentive and performance relative to achievement of personal goals. Earned incentive awards that exceed target levels are deferred and paid in the subsequent two fiscal years. In 2000, certain executives received a payout of fifty percent of incentive award amounts earned and deferred from fiscal years 1999 and 1998. The remaining fifty percent earned in fiscal 1999 is payable in 2001 contingent upon economic value added performance and continued employment during fiscal 2001.

In fiscal 2000, certain executives earned incentive awards in excess of target levels. Amounts in excess of target have been deferred and are payable contingent upon economic value added performance and continued employment during fiscal years 2001 and 2002.


Stock Options

Stock options, which are an integral part of incentive compensation for the officers of the Company, serve to encourage share ownership by Company executives and thus align the interests of executive management and shareholders. The Stock Compensation Committee (Messrs. Stallkamp, Kavanaugh and Turner) makes periodic grants of stock options to executives and other key employees of the Company to foster a commitment to increasing long-term shareholder value. During fiscal 2000, certain executives and other management personnel were granted nonstatutory stock options to purchase a combined total of 111,550 shares of the Company's stock at fair market value at the time of the grants.


Report on 2000 CEO Compensation

The chief executive officer's compensation is established based on the philosophy and policies enunciated above for all executive management. This includes cash compensation (base salary and annual cash incentive payouts) and long-term incentives (stock option awards). In calendar 2000, Mr. Kelly's base salary was increased 7.5 percent. Mr. Kelly's annual incentive paid in 2000 was based upon the annual incentive plan described above. No options were granted to Mr. Kelly in fiscal 2000 under the 1992 Stock Incentive Plan.


Tax Policy

Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code") disallows federal income tax deductions for compensation paid to the Chief Executive Officer and any of the other four highest compensated executives in excess of $1 million in any taxable year, subject to certain exceptions. One exception involves compensation paid pursuant to shareholder-approved compensation plans that are performance-based. Certain of the provisions in the Company's 1992 Stock Incentive Plan, as amended, are intended to cause grants of stock options under such plan to be eligible for this performance-based exception (so that compensation upon exercise of such options should be deductible under the Code). Payments of cash compensation to executives (and certain other benefits which could be awarded under the plan, such as restricted stock) are not at present eligible for this performance-based exception. The Committee has taken and intends to continue to take whatever actions are necessary to minimize, if not eliminate, the Company's non-deductible compensation expense, while maintaining, to the extent possible, the flexibility which the Committee believes to be an important element of the Company's executive compensation program.

                                        Compensation Committee:

                                        W.J. Stallkamp, Chairman
                                        R.J. Kavanaugh
                                        J.D. Turner
December 8, 2000

                 COMPARISON OF FIVE-YEAR CUMULATIVE RETURN *
                 AMONG MATTHEWS INTERNATIONAL CORPORATION,
                 S&P 500 INDEX AND S&P MANUFACTURING INDEX **


                                                                    S&P
                                        S&P 500                Manufacturing
Year           Matthews                  Index                     Index
----           --------                 -------                -------------
1995             $100                    $100                      $100
1996              142                     120                       129
1997              201                     168                       180
1998              255                     183                       162
1999              309                     234                       255
2000              303                     265                       252

*  Total return assumes dividend reinvestment
** Fiscal year ended September 30


Note:
Performance graph assumes $100 invested on October 1, 1995 in Matthews International Corporation common stock, Standard & Poor's (S&P) 500 Index and S&P Manufacturing (Diversified) Index. The results are not necessarily indicative of future performance.


Compensation Committee Interlocks and Insider Participation

Thomas N. Kennedy, a former officer of the Company, was a member of the Company's Compensation Committee until April 2000.

Retirement Plans

The Company's domestic retirement plan is noncontributory and provides benefits based upon length of service and final average earnings. Generally, employees age 21 with one year of continuous service are eligible to participate in the retirement plan. The benefit formula is 3/4 of 1% of the first $550 of final average monthly earnings plus 1-1/4% of the excess times years of credited service (maximum 35). The plan is an insured, defined benefit plan and covered compensation is limited generally to base salary or wages. Benefits are not subject to any deduction or offset for Social Security.

In addition to benefits provided by the Company's retirement plan, the Company has a Supplemental Retirement Plan, which provides for supplemental pension benefits to executive officers of the Company designated by the Board of Directors. Upon normal retirement under this plan, such individuals who meet stipulated age and service requirements are entitled to receive monthly supplemental retirement payments which, when added to their pension under the Company's retirement plan and their maximum anticipated Social Security primary insurance amount, equal, in total, 1.85% of final average monthly earnings (including incentive compensation) times the individual's years of continuous service (subject to a maximum of 35 years). Upon early retirement under this plan, reduced benefits will be provided, depending upon age and years of service. Benefits under this plan do not vest until age 55 and the attainment of 15 years of continuous service. However, in order to recruit Mr. Kelly, the Company waived such minimum service requirement with respect to Mr. Kelly. No benefits will be payable under such supplemental plan following the voluntary employment termination or death of any such individual. The Supplemental Retirement Plan is unfunded; however, a provision has been made on the Company's books for the actuarially computed obligation.

The following table shows the total estimated annual retirement benefits payable at normal retirement under the above plans for the individuals named in the Summary Compensation Table at the specified executive remuneration and years of continuous service:

                                     Years of Continuous Service
     Covered            ----------------------------------------------------
   Remuneration            15         20         25         30         35
------------------      --------   --------   --------   --------   --------
    $125,000            $ 34,688   $ 46,250   $ 57,813   $ 69,375   $ 80,938
     150,000              41,625     55,500     69,375     83,250     97,125
     175,000              48,563     64,750     80,938     97,125    113,313
     200,000              55,500     74,000     92,500    111,000    129,500
     250,000              69,375     92,500    115,625    138,750    161,875
     300,000              83,250    111,000    138,750    166,500    194,250
     400,000             111,000    148,000    185,000    222,000    259,000
     500,000             138,750    185,000    231,250    277,500    323,750
     600,000             166,500    222,000    277,500    333,000    388,500
     700,000             194,250    259,000    323,750    388,500    453,250
     800,000             222,000    296,000    370,000    444,000    518,000

The table shows benefits at the normal retirement age of 65, before applicable reductions for social security benefits. The Employee Retirement Income Security Act of 1974 places limitations, which may vary from time to time, on pensions which may be paid under federal income tax qualified plans, and some of the amounts shown on the foregoing table may exceed the applicable limitation. Such limitations are not currently applicable to the Company's Supplemental Retirement Plan.

Estimated years of continuous service for each of the individuals named in the Summary Compensation Table, as of October 1, 2000 and rounded to the next higher year, are: Mr. Kelly, 6 years; Mr. DeCarlo, 16 years; Mr. Boyle, 14 years; Mr. Schwartz, 4 years; and Mr. Keeley, 1 year.

Report of the Audit Committee

The Audit Committee of Matthews International Corporation is composed of three independent directors. The Committee operates under a written charter adopted by the Company's Board of Directors, which is included as an Appendix to this Proxy Statement.

Management of the Company has the primary responsibility for the financial statements and the reporting process, including the system of internal controls. The Audit Committee is responsible for reviewing the Company's financial reporting process on behalf of the Board of Directors.

In this context, the Audit Committee has met and held discussions with management and the independent accountants. Management represented to the Committee that the Company's consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Committee has discussed the consolidated financial statements with management and the independent accountants. The Committee discussed with the independent accountants matters required to be discussed by Statement on Auditing Standards ("SAS") No. 61, "Communication With Audit Committees" and SAS No. 90, "Audit Committee Communications."

The Company's independent accountants also provided to the Committee the written disclosures required by Independence Standards Board Standard No. 1, "Independence Discussions With Audit Committees," and the Committee discussed with the independent accountants that firm's independence.

Based on the Committee's discussions with management and the independent accountants and the Committee's review of the report of the independent accountants on the consolidated financial statements of the Company for the year ended September 30, 2000, the Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company's Annual Report on Form 10-K for the year ended September 30, 2000 filed with the Securities and Exchange Commission.


                                        Audit Committee:

                                        J.P. O'Leary, Jr., Chairman
                                        R.J. Kavanaugh
                                        W.J. Stallkamp
December 8, 2000

                 SHAREHOLDER PROPOSALS FOR 2002 ANNUAL MEETING

Shareholders may make proposals for inclusion in the proxy statement and proxy form for the 2002 Annual Meeting of Shareholders. To be considered for inclusion, any such proposal should be written and mailed to the Secretary of the Company at the corporate office for receipt by September 17, 2001.

Section 2.09 of the By-laws of the Company requires that any shareholder intending to present a proposal for action at an Annual Meeting must give written notice of the proposal, containing the information specified in such
Section 2.09, so that it is received by the Company not later than the notice deadline determined under such Section 2.09. This notice deadline will generally be 75 days prior to the anniversary of the Company's Annual Meeting for the previous year, or December 3, 2001 for the Company's Annual Meeting in 2002. Any shareholder proposal received by the Secretary of the Company after December 3, 2001 will be considered untimely under Rule 14a-4(c)(1) promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934.



                               OTHER MATTERS

The cost of soliciting proxies in the accompanying form will be paid by
the Company.   Shareholder votes at the Annual Meeting will be tabulated by the Company's transfer agent, First Chicago Trust Company, a Division of EquiServe.

A copy of the Company's Annual Report for 2000 has previously been mailed to each shareholder of record, or will be mailed with this Proxy Statement.



                                         By Order of The Board of Directors


                                         Edward J. Boyle


                                         Edward J. Boyle
                                         Corporate Secretary

                                                                  APPENDIX A

                      Matthews International Corporation
                   AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

                                   CHARTER


A.  Background

Matthews' Board of Directors first appointed an Audit Committee in 1980. The Committee has been composed of three independent directors since 1988.


B.  Purpose

The primary function of the Audit Committee of the Board of Directors is to serve as an independent and objective party to monitor the Corporation's financial reporting and internal control system; review and appraise the Corporation's outside auditors and the Company's internal audit department; and serve as a vehicle to provide an open avenue of communication between the Company's Board of Directors and financial management, the internal audit department, and independent accountants.


C.  Structure

The Audit Committee members shall consist of a minimum of three independent (financially oriented) directors appointed by the Board of Directors, with one member appointed Chairman of the Committee.


D.  Meetings

The Audit Committee shall meet at a minimum of two times per year. One meeting should occur prior to the Company's filing of Form 10-K. Each meeting which includes discussions of Company financial results should be attended by representatives of the Company's independent accounts and the Company's senior financial management. The meetings will follow a formal agenda and will allow for open discussion among all parties. From time to time, the following items will also be discussed by the Committee: the Corporation's Ethics Statement; EPA/OSHA programs, policies, and issues; Employee Assistance Programs; Employee Hot Line and Employment Practices.


E.  Specific Duties of the Audit Committee

1.  Review and update the Committee's written Charter from time to time.

2. Review and discuss with the Company's Board of Directors the adequacy of the Company's outside auditors and make specific recommendations to nominate, select, and/or replace the outside auditors as necessary.

3. Require the outside auditors to provide a written report to the Committee annually delineating all relationships between the auditors and the Company to ensure independence of the auditors.

4. Require the Company's outside auditors to report to the Chairman of the Committee regarding the adequacy of the Company's interim financial statements prior to the release of the Company's quarterly earnings for interim reporting periods.

5. Require the Company's outside auditors to report to the Committee and to the Board of Directors regarding the adequacy of the Company's annual financial statements prior to the release of the Company's annual earnings release.


F.  General Responsibilities of the Committee

1.  Review the Company's Ethics Statement.

2. Require Company Management to report employee Hot Line activity to the Committee.

3.  Review all internal audit reports.

4. Periodically review with Management the Company's financial and operational exposure list.

5. Discuss with the outside auditors annually the proposed audit fee schedule for the ensuing fiscal year; composition of the audit team; scope of coverage to be provided by the auditors with respect to wholly owned subsidiaries and/or partially owned companies and the services to be provided by the auditors.

6. Meet with the Company's OSHA and EPA coordinator from time to time to discuss Company policy and practices with respect to employee health and safety programs and to determine the adequacy of the Company's compliance with governmental environment, safety, and health regulations.

7. Review the outside auditors' annual Management Letter to the Company as well as Management's response and actions regarding such comments.

8. Review the Company's proposed internal audit schedule for the ensuing fiscal year.

9. Require Management to report annually to the Board of Directors the scope of the Company's property and casualty insurance program.

10. Require Management to report (as necessary) on the status of material litigation issues within the Company.

11. Require Management to report all known instances of employee fraud, theft, embezzlement, etc.

12. Require Management and/or the Company's auditors to discuss from time to time the status of the Company's Defined Benefit Program and 401(K) Plan.

                                                                  APPENDIX B

                                    PROXY

                      MATTHEWS INTERNATIONAL CORPORATION


I hereby appoint David M. Kelly and Edward J. Boyle and each of them, with full power of substitution and revocation, proxies to vote all shares of Common Stock of Matthews International Corporation which I am entitled to vote at the Annual Meeting of Shareholders or any adjournment thereof, with the authority to vote as designated on the reverse side.




         PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY
                     USING THE ENCLOSED PREPAID ENVELOPE


-----------------------------------------------------------------------------


                                   NOTICE

Please note the location and time of the Shareholders' Meeting.

     Date:      Thursday, February 15, 2001
     Time:      6:00 PM
     Location:  Sheraton Station Square, Pittsburgh, PA

[ X ]  Please mark your votes as in this example.
-----------------------------------------------------------------------------
IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE LISTED PROPOSALS.
-----------------------------------------------------------------------------

                      FOR      WITHHELD        NOMINEES:
1.  Election of                                David J. DeCarlo
    Directors         [ ]        [ ]           Robert J. Kavanaugh
                                               John P. O'Leary, Jr.

For, except vote withheld from the following nominee:

-------------------------------------------------------
                                                   FOR    AGAINST    ABSTAIN
2.  To ratify the appointment of
    PricewaterhouseCoopers LLP as independent
    certified public accountants to audit
    the records of the Company for the fiscal
    year ending September 30, 2001.                [ ]      [ ]        [ ]

3.  To transact such other business as may
    properly come before the meeting.

                                            I plan to attend
                                            the meeting.      [  ]

Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as an attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

                       ----------------------------------------------------

                       ----------------------------------------------------
                       SIGNATURE(S)                                DATE

------------------------------------------------------------------------------

                      MATTHEWS INTERNATIONAL CORPORATION

                                   Notice of
                        ANNUAL MEETING OF SHAREHOLDERS
                         To be held February 15, 2001

To Our Shareholders:

The Annual Meeting of the Shareholders of Matthews International Corporation will be held at 6:00 PM, Thursday, February 15, 2001 at Sheraton Station Square, Pittsburgh, Pennsylvania, for the purpose of considering and acting upon the proposals set forth above.

Shareholders of record at the close of business on December 31, 2000 will be entitled to vote at the Annual Meeting or any adjournments thereof.